Exhibit 99.1

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES

RETIREMENT OF CRAIG C. SPENGEMAN, PRESIDENT AND CHIEF INVESTMENT OFFICER

BEDMINSTER, N.J. – SEPTEMBER 10, 2013 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC), parent company of Peapack-Gladstone Bank, announced today that Craig C. Spengeman, President and Chief Investment Officer of Peapack-Gladstone Bank Trust & Investments, (“PBTI”) and Executive Vice President of the Corporation and Peapack-Gladstone Bank (the “Bank”), will retire from his positions as an officer of Peapack-Gladstone Bank Trust & Investments, the Corporation and the Bank, and from the Board of Directors of the Bank and the Corporation, effective January 2, 2014.

Spengeman is retiring after nearly 29 years of dedicated service to Peapack-Gladstone Bank and its wealth management division, and more than 36 years in the financial services industry. Through Craig’s leadership and commitment since his arrival in 1985 he has grown the division’s business from $39 million in assets under administration to one of the largest asset managers in the State of New Jersey, with $2.5 billion currently under administration. Craig was instrumental in introducing the Bank’s newest subsidiary, PGB Trust & Investments of Delaware, which was established in 2012 to help trust and investment clients find the most efficient way to protect and perpetuate their assets. He is a seasoned professional who through the years has built a team of committed employees that consistently produce results year after year, and are widely known for their integrity and unmatched client service.

Doug Kennedy, President and Chief Executive Officer stated, “Craig will be missed. He has served the Company well for many years, and has guided the wealth management division to fulfill its mission of providing value to stockholders through extraordinary client service. We wish him great success in his future endeavors.”

Spengeman has proudly served the industry through his commitment to the New Jersey Bankers Association as a former board member, a former chairman of the Trust and Wealth Management Committee, a member of both the Pension and Executive Committees, and as a past president of the Trust and Financial Management Division. He is also a former board member of Court Appointed Special Advocates (CASA) of Morris and Sussex County, an organization dedicated to speaking up for the best interests of children who have been removed from their homes due to abuse and neglect.

Mr. Spengeman is retiring to explore various professional and personal opportunities. In connection with this decision, the Company will be conducting a search for Mr. Spengeman’s replacement.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.68 billion as of June 30, 2013. Established in 1921, Peapack-Gladstone Bank is a commercial bank that offers a full range of quality banking products and services to businesses and consumers through its New Jersey locations, an online branch, a wealth management division, and its subsidiary, PGB Trust & Investments of Delaware. For additional information about Peapack-Gladstone Financial Corporation and its services please visit www.pgbank.com or call 908-234-0700.

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Contact: Denise Pace-Sanders, Peapack-Gladstone Bank, VP Brand and Marketing Director, 500 Hills Drive, Suite 300, Bedminster, NJ, 07921 dpace@pgbank.com, (908) 470-3322.